MILLINGTON, N.J., May 2, 2012 -- MSB Financial Corp. (Nasdaq:MSBF) (the "Company"), the holding company for Millington Savings Bank (the "Bank"), reported net income of $194,000 for the three months ended March 31, 2012, compared to net income of $207,000 for the three months ended March 31, 2011, representing a decrease of $13,000 or 6.3%.  For the nine months ended March 31, 2012, the Company reported net income of $529,000, compared to net income of $542,000 for the nine month period ended March 31, 2011, a decrease of $13,000 or 2.4%.  Both reporting periods reflect decreased net interest income as well as increased levels of the provision for loan losses and decreased non-interest income, offset by decreased levels of non-interest expense.

Net interest income for the three and nine months ended March 31, 2012 decreased to $2.6 million and $7.9 million, respectively, from $2.8 million and $8.2 million for the three and nine months ended March 31, 2011 with the decreases attributable to declines in interest income due to the combined effects of lower levels of average interest earning assets as well as decreases in the average yield earned.  For the three months ended March 31, 2012, the average yield on interest earning assets was 4.28%, a decrease of 46 basis points when compared to the same period in 2011. For the nine months ended March 31, 2012, the yield on interest earning assets was 4.44%, a decrease of 35 basis points when compared to the same period in 2011. During the three months ended March 31, 2012, average interest earning assets had decreased by $3.9 million when compared to the same period in 2011.  For the nine months ended March 31, 2012, the decline was $3.7 million when compared to the same period in the prior fiscal year.

The decreased levels of interest income were partially offset by decreases in interest expense.  The average rate on interest-bearing liabilities for the three months ended March 31, 2012 was 1.10%, a decrease of 27 basis points when compared to the same period in 2011. For the nine months ended March 31, 2012, the average rate on interest-bearing liabilities was 1.19%, a decrease of 27 basis points when compared to the same period in 2011.  Net interest margin decreased to 3.28% for the three months ended March 31, 2012, compared to 3.48% for the three months ended March 31, 2011, a decrease of 20 basis points. Net interest margin decreased to 3.35% for the nine months ended March 31, 2012, compared to 3.43% for the nine months ended March 31, 2011, a decrease of 8 basis points. The reduction in average earning asset balances and yields, and interest-bearing liability average balances and rates for both the three month and nine month comparative periods resulted in lower levels of net interest income and net interest margins.

The loan loss provision for the three and nine months ended March 31, 2012 was $471,000 and $1.5 million, respectively, compared to $400,000 and $1.2 million for the same periods ended March 31, 2011. The Bank's management reviews the level of the allowance for loan losses on a quarterly basis by giving consideration to various qualitative and quantitative factors which impact the Bank's loan portfolio and recognizes the provision for loan losses based on the results of this review. The increase in the provision during the three and nine month periods ended March 31, 2012 compared to the same periods ended March 31, 2011, reflects the additional amounts deemed necessary based on the analysis performed at that time. The Bank had $16.7 million in non-performing loans as of March 31, 2012, compared to $18.2 million as of March 31, 2012. The allowance for loan losses to total loans ratio was 1.15% at March 31, 2011, compared to 1.24% at March 31, 2011, while the allowance for loan losses to non-performing loans ratio decreased from 18.0% at March 31, 2011 to 17.2% at March 31, 2012, primarily as a result of loans charged-off during the year. Non-performing loans to total loans and net charge-offs to average loans outstanding ratios were at 6.70% and 0.10%, respectively, at and for the nine months ended March 31, 2012 compared to 6.88% and 0.21% at and for the nine months ended March 31, 2011.

Non-interest income for the quarter ended March 31, 2012 totaled $160,000, a decrease of $8,000 or 4.8% compared to the same period in 2011. For the nine months ended March 31, 2012, non-interest income totaled $477,000, a decrease of $137,000, or 22.3%, when compared to the same period in 2011. The decrease in non-interest income for the three months ended March 31, 2012 compared to March 31, 2011, was primarily attributable to a reduction in fees and service charges. The decrease for the nine month period ended March 31, 2012 compared to March 31, 2011, was mostly attributable to a $133,000 reduction in fees and service charges, which included $78,000 in fees that were received during the prior period from the early prepayment of an investment security, and a $19,000 unrealized loss in the trading security portfolio that was recognized in the same prior period.

Non-interest expense decreased by $241,000 or 10.9% to $2.0 million for the three month period ended March 31, 2012 compared to $2.2 million for the three month period ended March 31, 2011.  For the nine months ended March 31, 2012, non-interest expense totaled $6.1 million, compared to $6.7 million for the nine months ended March 31, 2011, a decrease of $642,000 or 9.6%. Other non-interest expense decreased by $57,000 and $349,000, as did FDIC assessment expense by $59,000 and $164,000, occupancy and equipment expense by $96,000 and $114,000, and salaries and employee benefit expense by $39,000 and $50,000,  respectively, for the three and nine month periods ended March 31, 2012, compared to the same periods ended March 31, 2011.  The decrease in other non-interest expense was primarily attributable to the reduction in other non-operating and real estate owned expense, while the decrease in FDIC assessment was attributed to the new basis of calculation in the assessment. The decrease in occupancy and equipment expense was primarily due to reductions in property taxes and office building expenses, while the decrease in salary and employee benefit expense was primarily attributable to a reduction in salary expense.  Professional services expense also decreased by $29,000 and $3,000, for the three and nine month periods ended March 31, 2012, compared to the same periods ended March 31, 2011, while service bureau fees increased by $23,000 and $33,000, as did directors compensation expense by $18,000 and $29,000 for the same comparative periods.

Total assets decreased by $1.7 million from $349.5 million at June 30, 2011 to $347.8 at March 31, 2012. During this period securities held to maturity increased by $19.5 million, while cash and cash equivalents decreased by $10.4 million and loans receivable, net of allowance for loan losses decreased by $9.6 million. During the nine months ended March 31, 2012, cash and cash equivalents and funds received from the repayment of loans receivable were used to purchase securities held to maturity due to the lack of loan demand during this period. Deposits were $284.5 million at March 31, 2012 compared $286.2 million at June 30, 2011, a decrease of $1.7 million. FHLB advances were $20.0 million at both March 31, 2012 and June 30, 2011. Stockholders' equity was $41.0 million at March 31, 2012 compared to $40.7 at June 30, 2011. Treasury stock increased by $414,000 due to repurchases. Other changes in equity were due to $529,000 in net income, $10,000 in accumulated other comprehensive income, $72,000 in ESOP shares earned and $259,000 in stock based compensation, offset by the declaration of $163,000 in cash dividends on our common stock.

Shares of the Company's common stock trade on the NASDQ Global Market under the symbol "MSBF." The Company is majority owned by its mutual holding company parent, MSB Financial, MHC.

Forward Looking Statements

The foregoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.

CONTACT:	MSB Financial Corp. Michael Shriner, President-CEO 908-647-4000 mshriner@millingtonsb.com

MSB FINANCIAL CORP
(Dollars in Thousands, except for per share amount)

SELECTED FINANCIAL AND OTHER DATA

Balance Sheet Data:
	(Unaudited)
	At March 31,	At June 30,
	2012	2011

Total assets	$347,830	$349,459

Cash and cash equivalents	20,603	30,976

Loans receivable, net	243,669	253,251

Securities held to maturity	61,178	41,693

Deposits	284,469	286,175

Federal Home Loan Bank advances	20,000	20,000

Total stockholders' equity	40,973	40,680

Summary of Operations:
	(Unaudited)		(Unaudited)
	For the Nine		For the Three
	Months Ended		Months Ended
	March 31,	March 31,	March 31,	March 31,
	2012	2011	2012	2011

Total interest income	$10,530	$11,505	$3,370	$3,776

Total interest expense	2,582	3,272	787	1,007

Net interest income	7,948	8,233	2,583	2,769

Provision for loan losses	1,459	1,225	471	400

Net interest income after provision
for loan losses	6,489	7,008	2,112	2,369

Non-interest income	477	614	160	168

Non-interest expense	6,081	6,723	1,962	2,203

Income before taxes	885	899	310	334

Income tax provision	356	357	116	127

Net income	$529	$542	$194	$207

Net income per common share:

basic and diluted	$0.11	$0.11	$0.04	$0.04

Weighted average number of shares of common stock	5,009,710	5,041,098	4,972,748	5,041,110
outstanding

Performance Ratios:
	(Unaudited)		(Unaudited)
	For the Nine		For the Three
	Months Ended		Months Ended
	March 31,	March 31,	March 31,	March 31,
	2012	2011	2012	2011

Return on average assets (ratio of net income
to average total assets)	0.20%	0.20%	0.23%	0.24%

Return on average equity (ratio of net income
to average equity)	1.72	1.79	1.89	2.04

Net interest rate spread	3.25	3.33	3.18	3.37

Net interest margin on average interest-earning
assets	3.35	3.43	3.28	3.48

Average interest-earning assets to average
interest-bearing liabilities	109.19	107.28	109.94	108.50

Operating expense ratio (noninterest expenses
to average total assets)	2.33	2.54	2.28	2.53

Efficiency ratio (noninterest expense divided by
sum of net interest income and noninterest income)	72.18	75.99	71.53	75.01

	(Unaudited)
	At or For the
	Nine Months Ended,
	March 31,	March 31,
	2012	2011
Asset Quality Ratios:

Non-performing loans to total loans	6.70%	6.88%

Non-performing assets to total assets	4.90	5.31

Net charge-offs to average loans outstanding	0.10	0.21

Allowance for loan losses to non-performing loans	17.22	17.96

Allowance for loan losses to total loans	1.15	1.24

Capital Ratios:

Equity to total assets at end of period	11.78%	11.61%

Average equity to average assets	11.76	11.44

Number of Offices	5	5